SCHEDULE 14A
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SCHEDULE 14A INFORMATION

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Arguss Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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(4)	Date filed: December 27, 2001

December 27, 2001

Dear Fellow Stockholder:

By now you are probably aware that two dissident stockholders, Ronald Pierce and Kenneth Olsen, are commencing a consent solicitation seeking to take control of your Company. Mr. Pierce is an individual with no experience as an executive of a public company. Mr. Olsen is a former Arguss Communications Group president who was terminated over two years ago because of an inability to provide necessary operational leadership in that position.

Together, they say that they want to implement a “new” business plan, the bulk of which merely endorses initiatives already being implemented by your Board of Directors and the remainder of which proposes a high-risk strategy premised on increasing business in sectors with more volatile and less creditworthy customers. Further, as even Pierce and Olsen acknowledge, the change in control of the Company that they seek to accomplish would constitute a default under the Company’s current lines of credit, putting the Company at risk.

DO NOT SIGN AND RETURN ANY GOLD CONSENT CARDS! YOUR BOARD STRONGLY OPPOSES THE CONSENT SOLICITATION BY PIERCE AND OLSEN.

SIGN AND RETURN THE BLUE REVOCATION OF CONSENT CARD.

MANAGEMENT’S CUMULATIVE TRACK RECORD

Since your management team joined the Company in 1996, when it was a fledgling business known as Conceptronic, Inc., the Company has experienced greatly improved performance:

•	Revenues increased 1,726% from approximately $15,653,000 in 1996 to approximately $270,172,000 in 2000.

•	Net income increased 10,678% during the same period, from approximately $88,000 in 1996 to approximately $9,397,000 in 2000.

•	Cash flows from operations increased 2,733%, from approximately $283,000 in 1996 to approximately $7,734,000 in 2000.

•	Likewise, earnings before interest, taxes, depreciation, amortization and non-cash stock compensation (EBITDA) increased 7,067% from 1996 to 2000, from approximately $634,000 to approximately $44,804,000.

•	From 1996 to 2000, earnings per share increased from $0.04 to $0.66.

Pierce and Olsen are proposing to replace the team that managed the Company during the period in which it achieved these results with a group of individuals whose collective ability to manage the Company’s operations is unproven, and whose business plan is in our view unsound.

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COMPARE MANAGEMENT’S SOUND BUSINESS PLAN WITH PIERCE AND OLSEN’S BUSINESS PLAN, WHICH OFFERS NOTHING NEW EXCEPT ADDITIONAL RISK

The Company had its most successful year in 2000. During the first nine months of 2001, however, the Company has been negatively affected by a severe downturn in the telecommunications sector, which is where most of our clients operate. Our stock price has gone down during this period, reflecting the current downturn in the industry we serve. We are not happy about that fact.

Your Board of Directors and management are working hard to navigate the Company through this difficult time, and have implemented what we believe to be a sound business plan intended to see the Company through the current period and to enable it to profit from a turnaround in the industry. In our view, this sensible approach is the best way to improve the Company’s stock price. Let’s look at our current business plan, and compare it to the Pierce and Olsen plan.

The Company’s Business Plan

The key elements of our strategy are:

•	To increase the amount of business that the Company does with the most established and creditworthy customers in the telecommunications industry.

Our existing customers include many of the most “blue chip” names in this industry, including Adelphia Communications Corporation, AOL Time Warner Inc., AT&T Broadband, Inc., Charter Communications, Inc., MetroCast, Qwest Communications International, Inc. and Southwestern Bell Corp. We have consciously done relatively little business with less well-established and potentially underfunded companies.

•	To continue to build a company that is diversified on many levels.

Since joining the Company in 1996, management has built the capability to provide a broad range of services to the Company’s customers, including aerial and underground construction services, engineering and design services for both wireline and wireless market segments, coaxial splicing and sweep services, site development and fiber work. In addition, the Company provides this broad range of services in a variety of geographic areas in order to mitigate the impact on the Company’s overall operations of a downturn in any single area.

•	To reduce operating costs.

Recent efforts include: reducing the Company’s employee head count by approximately 27%; reducing year-to-date (at September 30, 2001) subcontracting payments by approximately $29 million, or 57%; reducing certain employee benefits; closing and consolidating regional offices; and selling surplus equipment.

•	To reduce the Company’s debt.

Since December 31, 2000, the Company has (1) paid down its debt by approximately $16 million, from approximately $90 million to approximately $74 million, (2) increased its cash position from approximately $474,000 as of December 31, 2000 to approximately $4.3 million as of September 30, 2001 and (3) recently reduced its line of credit by $50 million of loan availability that it was not using, saving approximately $250,000 in annual fees.

•	To maintain a decentralized structure that emphasizes reliance on our operating units.

The Company operates in different local markets that it has entered by acquiring established businesses and retaining the entrepreneurs who created relationships with customers in those markets. We believe that this structure motivates management and enhances the accountability of our operating units. At the same time, we have consolidated certain administrative functions where we deemed it appropriate.

•	To continue our ongoing efforts to sell Conceptronic, Inc.

The Company has made numerous attempts to sell this subsidiary. These efforts are continuing and the Company currently is in negotiations with a potential buyer.

•	To explore strategic alternatives for enhancing stockholder value.

Your Board has engaged Allen & Company Incorporated, an investment banking firm, to assist it in evaluating any and all strategic alternatives that would enhance long-term stockholder value, including a possible merger or sale of the Company.

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Pierce and Olsen’s “New” Business Plan Creates Additional Risks

Pierce and Olsen claim that, if they took control of the Company, they would implement a “new” business plan that would be preferable to the Company’s current, carefully considered approach. In reality, however, a review of the “components” of the Pierce and Olsen plan reveals that it offers little beyond management’s existing strategy and plan.

The components of the Pierce and Olsen plan that are indeed new would, we believe, do nothing more than increase risk. First, Pierce and Olsen propose “to diversify the Company’s customer base.” Although management has been gradually diversifying the Company’s customer base, we have consciously avoided doing business in unstable sectors of the telecommunications industry where some of our competitors have experienced large write-offs and losses. We believe that diversifying our business into these sectors would expose your Company to unacceptable risks.

Pierce and Olsen also propose to expand into wireless tower and cell-site construction and to develop new business with cable television multiple system operators. While the Company has expanded into wireless tower and cell-site construction, we have done so on a selective basis because of the volatile nature of the wireless sector and the number of wireless companies that have failed. We have chosen not to develop a residential installation business with cable television multiple system operators because we believe that low barriers to entry into that business have resulted in unacceptable risks associated with low margin, high volume work.

Finally, Pierce and Olsen propose to “consolidate back-office operations.” As noted, the Company has already centralized certain administrative functions. Because of the vital function of the Company’s local operating units and the entrepreneurs that manage them, we believe that further consolidating operating units would compromise the Company’s ability to do business in local markets, and that this portion of Pierce and Olsen’s plan demonstrates a profound misunderstanding of the Company’s decentralized business model.

* * *

In summary, the Company has in place what we believe to be the right strategic plan. The plan proposed by Pierce and Olsen offers little that is new, except for taking high-risk steps that your experienced management team, with a proven track record, believes would be detrimental to your Company.

WHAT YOU SHOULD KNOW ABOUT PIERCE AND OLSEN—LACKING EXPERIENCE AND SELLING STOCK!

Pierce and Olsen state that, if their consent solicitation is successful, they anticipate that Mr. Olsen will become chairman and chief executive officer of your Company, and Mr. Pierce will become chief operating officer. There are facts about each of them that we believe that you should know.

•	Kenneth Olsen, who has never been a director or executive officer of a public company, was terminated from his position as President of Arguss Communications Group, an Arguss subsidiary, in 1999. His release resulted from his “inability to provide operational leadership to the Group,” according to the minutes of the May 14, 1999 meeting of the Company’s Board of Directors.

•	Ronald Pierce likewise has never been a director or executive officer of a public company. The company he owned and ran, Can-Am Construction, Inc., was a relatively small (approximately $24.6 million in sales when acquired by Arguss in 1998), local business that did not have an outside auditor at the time it was sold to Arguss and did not even keep its books according to Generally Accepted Accounting Principles, as a public company must.

•	Since September 14, 1999, Pierce, Olsen and Nolin (one of their other director nominees) have sold approximately 490,000 shares of the Company’s stock. Additionally, the rest of their nominees do not own any shares of the Company’s stock.

Are these the men you want running your Company?

We believe that the selling of stock by Pierce and Olsen raises serious doubts about their long-term commitment to remain as stockholders of the Company.

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A CHANGE OF CONTROL WOULD CONSTITUTE A DEFAULT UNDER THE COMPANY’S EXISTING LINES OF CREDIT, EXPOSING THE COMPANY TO RISK

In their solicitation statement, Pierce and Olsen acknowledge that removing the Company’s current directors and replacing them with Pierce and Olsen’s nominees would constitute a “change in control” under the terms of the Company’s credit agreement, and as a result there would be a default under that agreement. The default would permit the lenders to demand the immediate repayment of all of the outstanding principal under the credit agreement (which was $72.9 million as of September 30, 2001), plus all accrued interest thereon. If this were to occur and the Company was unable to pay the full amount due, then the lenders could foreclose on the Company’s assets. Although Pierce and Olsen state that they would seek a waiver of this default, they acknowledge that “there is no assurance” this effort would succeed.

Your Board and management owe a fiduciary duty to act in your interest. Your Board of Directors strongly believes that it has developed and is implementing a strategic plan that will lead to profitability once there is a turnaround in the industry. Now is not the time to change the Board of Directors!

IMPORTANT

The Board of Directors urges you NOT to return any GOLD consent card solicited from you. If you have previously returned any such consent card you have every right to change your vote. Simply sign, date and mail the enclosed BLUE Revocation of Consent Card in the postage-paid envelope provided, whether or not you previously returned the gold consent card.

For additional information or assistance, please call Morrow & Co., Inc., our soliciting agent, toll free at 1-800-662-5200. Morrow & Co., Inc.’s address is 445 Park Avenue, 5th Floor, New York, NY 10022.

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REVOCATION OF CONSENT
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
ARGUSS COMMUNICATIONS, INC.

The undersigned, a holder of shares of common stock, par value $.01 per share, of Arguss Communications, Inc. (the “Company” or “Arguss”), acting with respect to all shares of the Company’s common stock held by the undersigned at the close of business on November 29, 2001, hereby acts as follows concerning the proposals of Ronald D. Pierce and Kenneth R. Olsen set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as /X/ indicated in this example.

PROPOSALS OF RONALD D. PIERCE AND KENNETH R. OLSEN

PROPOSAL 1:	Remove the current directors of Arguss (Rainer H. Bosselmann, DeSoto S. Jordan, Jr., Daniel A. Levinson, Richard S. Perkins, Jr., Garry A. Prime, James W. Quinn and Peter Winslow) and any other person elected or appointed to the Arguss Board of Directors prior to the effective date of this proposal other than the directors elected by this consent.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 2:	Elect Ronald D. Pierce, Kenneth R. Olsen, James D. Gerson, Stephen G. Moore, Dennis Nolin, Michael Sparkman and George Tamasi to serve as the directors of Arguss until their respective successors are duly elected and qualified or their earlier resignation or removal.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

PROPOSAL 3:	Repeal any amendment(s) to the Arguss by-laws adopted by the current Arguss Board of Directors between October 1, 2001 and the effective date of this proposal.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

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IN ORDER FOR YOUR REVOCATION OF CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated: _____________________, 200__

Print Name: ________________________________________

Signature (Title, if any): _______________________________

Signature (if held jointly): ______________________________

Title or Authority: ___________________________________

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

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